UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 5, 2021 (July 31, 2021)

FB FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Tennessee	001-37875	62-1216058
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)
211 Commerce Street, Suite 300
Nashville, Tennessee 37201
(Address of principal executive offices) (Zip Code)

(615) 564-1212
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $1.00 par value	FBK	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).   Emerging growth company ☒

If  an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

ITEM 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreement with Named Executive Officer

On July 31, 2021, FB Financial Corporation (the “Company”) and FirstBank (“FirstBank”), the Company’s wholly owned subsidiary, entered into an employment agreement with Christopher T. Holmes, President and Chief Executive Officer of the Company and FirstBank, which replaces and supersedes Mr. Holmes’ prior employment agreement dated August 19, 2016. The initial term of the agreement expires on July 31, 2024, with automatic renewals for additional one-year periods unless either party gives notice to the other of its intent not to renew the agreement. Mr. Holmes’ employment agreement provides that he is entitled to an annual base salary of $725,000 and is entitled to participate in all incentive, savings, retirement, and welfare benefit plans generally made available to our senior executive officers. The initial target value of Mr. Holmes’ annual bonus will be $725,000, with a maximum payout of 150% of such amount. The initial base value of Mr. Holmes’ potential long-term incentive plan award will be $1,250,00, with a maximum payout of 200% of such amount. The annual bonus and long-term incentive awards will be subject to the performance and other vesting conditions as the Compensation Committee (the “Compensation Committee”) of the board of directors of the Company establishes. The employment agreement also provides that FirstBank will pay the premiums on a $2,500,000 life insurance policy for Mr. Holmes.

Mr. Holmes’ employment agreement may be terminated by the Company at any time with or without “cause” or by Mr. Holmes with or without “good reason” (as such terms are defined therein). If, during the term, the Company terminates Mr. Holmes’ employment without cause or if he resigns for good reason, then, in addition to his accrued salary, he will receive (i) an amount in cash equal to two times (or three times if such termination occurs within 12 months following a change in control) the sum of his then current base salary plus the average annual bonus for the three immediately preceding fiscal years (the “Severance Payment”), payable in equal monthly installments during the 24-month period following the date of termination (or, if such termination occurs within 12 months following a change in control, payable one-third in a single lump sum and two-thirds during the 24-month period following the date of termination); (ii) an amount in cash equal to the COBRA cost of continued coverage in the Company’s group health plan for 18 months following his termination of employment (the “COBRA Benefit”); and (iii) unless an award agreement expressly states otherwise, (A) accelerated vesting of his outstanding time-based equity awards, and (B) prorata vesting of his outstanding performance-based equity awards based upon the level of achievement of applicable performance metrics ((A) and (B) collectively, the “Equity Award Vesting Benefit”). If the Company elects not to renew the employment agreement and terminates Mr. Holmes’ employment without cause within one year following the expiration of the term, then Mr. Holmes will be entitled to receive the Severance Payment, the COBRA Benefit, and the Equity Award Vesting Benefit.

If the Company terminates Mr. Holmes’ employment due to his disability, then Mr. Holmes will be entitled to receive an amount in cash equal to six months of his then current base salary, plus one hundred percent of his target annual bonus for the fiscal year in which the date of termination occurs, payable in a single lump sum.

If Mr. Holmes dies, if the Company terminates his employment for cause or if he resigns without good reason, then he will receive only the salary that is accrued through the date of termination.

The severance benefits described above are conditioned upon Mr. Holmes executing and not revoking a release of claims and covenant not to sue agreement, as well as his compliance with the restrictive covenants contained in his employment agreement. Mr. Holmes’ employment agreement contains confidentiality, non-competition and employee and customer non-solicitation covenants that apply during his employment with the Company and for one year after his termination of employment. The non-competition covenant will not apply if his termination follows a change in control.

The employment agreement provides that if any payments or benefits would be subject to the excise tax imposed under Section 4999 of the tax code, then there will be a comparison of the after-tax benefit to Mr. Holmes of (i) the total parachute payments after he pays the excise tax and income taxes thereon, to (ii) a cut back of parachute payments to the extent necessary to avoid the imposition of the excise tax, and Mr. Holmes will receive whichever amount yields the more favorable result to him.

The foregoing description of Mr. Holmes’ employment agreement is qualified in its entirety by the full text of the employment agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ending June 30, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FB FINANCIAL CORPORATION

By: /s/ Beth W. Sims
Beth W. Sims
General Counsel and Corporate Secretary

Date: August 5, 2021